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EXHIBIT 99A.3
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SELECTED COMBINED GROUP DATA           U S WEST COMMUNICATIONS GROUP
(UNAUDITED)
                          Quarter Ended          Year Ended
In millions, except       December 31,     %    December 31,     %
per share amounts         1996    1995  Change  1996    1995  Change
------------------------------- ------- ------------- ------- ------
Access lines
 (thousands) (1):<F1>
 Business                 4,543   4,242   7.1   4,543   4,242   7.1
 Consumer                10,881  10,553   3.1  10,881  10,553   3.1
Total access lines       15,424  14,795   4.3  15,424  14,795   4.3
Normalized access
  lines                  15,537  14,795   5.0  15,537  14,795   5.0
Billed access minutes
 of use (millions):
 Interstate              13,365  12,300   8.7  52,039  47,801   8.9
 Intrastate               2,643   2,516   5.0  10,451   9,504  10.0
Total minutes of use     16,008  14,816   8.0  62,490  57,305   9.0
Employees:
 Communications Grp      48,037  50,825  (5.5) 48,037  50,825  (5.5)
 Telephone operations    45,427  47,934  (5.2) 45,427  47,934  (5.2)
Telephone employees per
 10,000 access lines       29.5    32.4  (9.0)   29.5    32.4  (9.0)
Dividends per
 common share (2)<F2>    $0.535  $0.535    -    $2.14   $2.14    -
Common shares
 outstanding              480.5   473.6   1.5   480.5   473.6   1.5
Capital expenditures       $798    $816  (2.2) $2,806  $2,739   2.4
EBITDA (3)<F3>              $1,138  $1,059   7.5  $4,462  $4,220   5.7
EBITDA margin              43.8%   43.4%   -     44.3%   44.5%   -
Return on equity(4)<F4>    31.5%   34.2%   -     32.0%   35.6%   -
Debt-to-capital ratio:
 Communications Grp        62.4%   66.0%   -     62.4%   66.0%   -
 Telephone
  operations only          60.5%   63.1%   -     60.5%   63.1%   -


<F1>
<F2>
<F3>
<F4>
 1: 1995 access lines have been restated to conform to current year presentation.

 2: Effective November 1, 1995, each share of U S WEST, Inc.
common stock was converted into one share each of U S WEST Communi-cations Group common stock and U S WEST Media Group common stock.
The dividends per common share for 1995 are presented on a pro forma basis.

 3: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales.

 4: Based on income before one time items.
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